RESTRICTED STOCK AGREEMENT
                           --------------------------

                                 PURSUANT TO THE
                            PEOPLES HOME SAVINGS BANK

                           2002 RESTRICTED STOCK PLAN
                           --------------------------

                           FOR EMPLOYEES AND OFFICERS

         This Agreement shall constitute an award of Restricted Stock ("Award") for a total of _____ shares of Common Stock of PHSB FINANCIAL CORPORATION (the "COMPANY"), which is hereby granted to _______ (the "Participant") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Peoples Home Savings Bank 2002 Restricted Stock Plan (the "Plan") adopted by Peoples Home Savings Bank ("Bank") which is incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Purchase Price. The purchase price for each share of Common Stock awarded by this Agreement is $0.00

         2. Vesting of Plan Awards. The Award of such Common Stock shall be deemed non- forfeitable in accordance with the provisions of the Plan, provided the holder of such Award is an employee, director or director emeritus of the Bank as of such date, as follows:

                  (a)      Schedule of Vesting of Awards.


                                                               Percentage of
                                                               Total Shares
                                            Number of        Awarded Which Are
                         Date                 Shares          Non-forfeitable
                         ----                 ------          ---------------

As of December 23, 2002.................     _______                20%
As of December 23, 2003.................     _______                40%
As of December 23, 2004.................     _______                60%
As of December 23, 2005.................     _______                80%
As of December 23, 2006.................     _______               100%

             (b) Restrictions on Awards. This Award may not be delivered to the recipient if the issuance of the Shares pursuant to the Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Participant's receipt of this Award, the Bank may require the person receiving this Award to make any representation and warranty to the Bank as may be required by any applicable law or regulation.

       3. Non-transferability of Award. This Award may not be transferred in any manner prior to such Award, or portion thereof, being deemed non-forfeitable. Notwithstanding anything herein or in the Plan to the contrary, all Shares subject to an Award held by a Participant whose employment or service with the Bank or the Savings Bank terminates due to death shall be deemed 100% earned and nonforfeitable as of the Participant's last date of employment or service with the Bank or the Savings Bank and shall be distributed as soon as practicable thereafter to the Beneficiary as set forth in accordance with the Plan.

       4. Other Restrictions on Award. This Award shall be subject to such other restrictions and limitations as are contained in the Plan or as determined by the Plan Committee administering such Plan. Such Award shall be immediately 100% vested upon death, disability (as determined by the Plan Committee) or Retirement after not less than 10 years of employment of the Participant or upon a change in control of the Company or the Bank.



                                              Peoples Home Savings Bank





Date of Grant:                                By:
               --------------------                -----------------------------




Attest:



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[SEAL]

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